EXHIBIT 10.56
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                       NON-EXCLUSIVE CONSULTING AGREEMENT

Heartsoft, Inc., a Delaware corporation (hereinafter "Heartsoft"), 3101 North Hemlock Circle, Broken Arrow, Oklahoma 74012, herein engages Santa Fe Capital Group (hereinafter "Santa Fe"), Inc., a NEW MEXICO corporation, 142 Lincoln Avenue, Suite 500, Santa Fe, New Mexico 87501 on a non-exclusive, best-efforts basis to locate capital funding up to an aggregate amount of $1,000,000.

Under this agreement Santa Fe shall:

     1. Introduce Heartsoft to investors with whom Santa Fe has an extensive working relationship in other entrepreneurial companies, and which investors are known to be accredited, known to have "golden rolodexes" and known to be willing to introduce managers of companies they invest in to potential strategic partners in relevant industries (hereinafter "Golden Rolodex Investors";

     2.    To arrange due diligence visits with these Golden Rolodex Investors:
           and

     3.    To assist with the closings.

Heartsoft is seeking the experience and investment banking assistance of Santa Fe and Heartsoft does not hold Santa Fe responsible in any manner for finding investors and strategic partners for Heartsoft.

Santa Fe shall not act as Heartsoft's agent, and Santa Fe will not represent to others that it is Heartsoft's agent, and any material that Santa Fe prepares for Heartsoft shall remain Heartsoft's property. Heartsoft is under no obligation to accept any offer for investment brought to Heartsoft by Santa Fe.

Heartsoft agrees to pay Santa Fe a fee of ________ percent of the gross amount of such investments as described herein, (a) during the term of this Agreement or (b) during the one year period following the term of this Agreement with an investor, or strategic partner that was introduced to Heartsoft by Santa Fe during the term of this Agreement. Such fee shall be payable in cash by Heartsoft within ___ days of any funding received by Heartsoft, Inc. as described herein.

The term of this Agreement shall be for a period of _________ months. In the event that upon termination of this agreement, Heartsoft continues to utilize Santa Fe's services as described herein, then this agreement shall continue to be binding to any parties introduced by Santa Fe notwithstanding any notice of termination previously given.

As additional consideration, Heartsoft agrees to pay Santa Fe ____ per month for ___ months. Moreover, Heartsoft agrees to reimburse Santa Fe for its out-of-pocket expenses including but not limited to postage, courier, telephone, production of the Descriptive Memorandum and faxes, not to exceed U.S. ____ per month of which travel expenses may not be incurred without prior written approval by Heartsoft. Santa Fe will itemize all of its expenses in a monthly invoice and Heartsoft agrees to reimburse Santa Fe within fifteen (15) days of the date of the invoice.

Further, if Santa Fe is successful in raising capital for Heartsoft, Heartsoft shall grant to Santa Fe an option to buy ___ percent of the shares of stock issued to the Golden Rolodex Investors, and to the strategic partners, if any, at an exercise price of ___ per share, such option to expire in _______ if not exercised. Santa Fe agrees to hold such shares under the same terms and conditions that the Golden Rolodex Investors hold their shares.

In the event of any dispute between Heartsoft and Santa Fe, Heartsoft and Santa Fe agree that it shall be resolved through arbitration in New Mexico under the auspices of the American Arbitration Association within thirty (30) days following termination of this agreement. Any award rendered shall be final and conclusive upon the parties. This agreement shall be construed under the laws of the state of New Mexico.

AGREED TO AND ACCEPTED BY:

        /s/ A. David Silver
     --------------------------
     Santa Fe Capital Group (NM), Inc.
     142 Lincoln Avenue, 5th Floor
     Santa Fe, NM  87501
     By:   A. David Silver
     Senior Managing Director




        /s/ Benjamin Shell                           04/23/01
     --------------------------                  ----------------
     Benjamin Shell                              Date
     Chief Executive Officer
     3101 North Hemlock Circle
     Broken Arrow, OK 74012
     800-285-3475
     FAX: 918-251-4018